 QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 3, 2000

Registration No. 333-35590

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQUITY OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6798 (Primary Standard Industrial Classification Code Number)	36-4151656 (I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Stanley M. Stevens, Esq.
Executive Vice President, Chief Legal Counsel and Secretary
Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

J. Warren Gorrell, Jr., Esq.
George P. Barsness, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Amendment.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay the effective date of this Amendment until the Registrant shall file a further amendment which specifically states that this Amendment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Amendment shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

12,398,803 Shares
EQUITY OFFICE PROPERTIES TRUST
COMMON SHARES OF BENEFICIAL INTEREST

    This prospectus relates to up to 12,398,803 common shares of beneficial interest of Equity Office Properties Trust, or Equity Office, that we may issue from time to time to the holders of 12,398,803 units of limited partnership interest in EOP Operating Limited Partnership, or EOP Partnership, upon redemption of these units on a one-for-one basis. All of these units were issued on June 19, 2000 in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 11, 2000, as amended, among Equity Office, EOP Partnership, Cornerstone Properties Inc., or Cornerstone, and Cornerstone Properties Limited Partnership, or Cornerstone Partnership. Under this merger agreement, on June 19, 2000, Cornerstone merged with and into Equity Office and Cornerstone Partnership merged with and into EOP Partnership.

    We are registering the issuance of the common shares to permit the holders of the units to sell the common shares immediately upon redemption of the units without restriction in the open market or otherwise, but the registration of the common shares does not necessarily mean that any holders will elect to have their units redeemed. In addition, upon any redemption, we may elect to pay cash for the units tendered rather than issue common shares.

    Although we will incur expenses in connection with the registration of the 12,398,803 common shares, we will not receive any cash proceeds upon their issuance. We will, however, acquire the units redeemed in exchange for any common shares issued upon redemption of the units. With each redemption, our interest in EOP Partnership will increase.

    Our common shares are listed on the New York Stock Exchange under the trading symbol "EOP."

    You should consider carefully the risk factors on page 3 of this prospectus, which relate specifically to risks associated with redemption, as well as the risks related to our business which are incorporated by reference in this document from our other SEC filings, for factors that are relevant to an investment in our common shares.

    You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common shares in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July  , 2000

i

PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering of common shares, you should read the entire prospectus carefully, including the risk factors on page 3, which relate specifically to risks associated with redemption, as well as the risks related to our business, which are incorporated by reference in this document from our other SEC filings, and the federal income tax considerations beginning on page 26. For more information about us, see "Where You Can Find More Information" beginning on page 45.

The Company

    Equity Office is the nation's largest publicly held owner and operator of office properties, with a portfolio of 378 office buildings containing approximately 96.8 million square feet in 24 states and the District of Columbia as of June 19, 2000. Equity Office, which has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

    Equity Office is the general partner of, and owns the controlling interest in, EOP Partnership. Equity Office owns all of its assets and conducts all of its operations through EOP Partnership, which is engaged in acquiring, owning, operating and leasing office properties. Equity Office, a Maryland real estate investment trust, was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, chairman of the board of trustees of Equity Office, and his affiliates.

    Our principal executive offices are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and our telephone number is (312) 466-3300.

Offered Shares

    This prospectus relates to 12,398,803 common shares that we may issue to the holders of 12,398,803 units in EOP Partnership upon tender of these units for redemption at any time. All of these units were issued on June 19, 2000, in connection with the merger of Cornerstone Partnership into EOP Partnership.

Important Risks in Owning
Our Common Shares

    In addition to the risks related to our business which are incorporated by reference in this document from our other SEC filings, you should read the "Risk Factors" on page 3 before you elect to exercise your unit redemption right.

Tax Status of Equity Office

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe that we qualify for taxation as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. We currently are required, among other things, to distribute annually at least 95% of our net taxable income, excluding any net capital gain. For our taxable years beginning after December 31, 2000, this distribution requirement will be 90%. Even if we qualify to be taxed as a REIT for federal income tax purposes, we are subject to state and local taxes on our income and property and to federal income and excise tax on the income that we do not distribute to our shareholders. In addition, the noncontrolled subsidiaries are subject to federal, state and local income taxes. See "Federal Income Tax Considerations" beginning on page 26 of this prospectus.

A Warning About Forward-
Looking Statements

    We make forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this document include, among others, the factors discussed under the caption "Risk Factors" on page 3 and "Risk Factors" in our Form 10-K or other reports filed with the SEC incorporated herein by reference, changes of a macroeconomic nature, including changes in the economic conditions affecting industries in which our principal tenants compete, the ability to timely lease or re-lease square footage at current or anticipated rents, the ability to achieve economies of scale over time, the demand for tenant services beyond those traditionally provided by landlords, changes in interest rates, changes in operating costs, future demand for our debt and equity securities and the ability to complete current and future development projects on time and on schedule.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values following completion of our recent merger with Cornerstone and EOP Partnership's recent merger with Cornerstone Partnership may differ materially from those expressed in these forward-looking statements. Many of the factors that determine these results and values are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

    In addition to the other information contained or incorporated by reference in this prospectus, you should consider carefully the following risk factors before you elect to exercise your unit redemption right.

    You will be subject to tax on a redemption of units.  If you elect to exercise your unit redemption right, you will be treated for tax purposes as having sold the units. The sale will be taxable and you will be treated as realizing an amount equal to the sum of the value of the common shares or cash that you receive plus the amount of EOP Partnership nonrecourse liabilities allocable to the redeemed units. It is possible that you could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit. In particular, if you have a "negative capital account" with respect to your units, your taxable gain will exceed the value of the common shares or cash received by the amount of that "negative capital account." See "Redemption of Units—Tax Considerations of Redemption" beginning on page 4.

    If you elect to exercise your unit redemption right, the original receipt of the units may be subject to tax.  If you elect to exercise your unit redemption right, particularly within two years of receiving them, there is a risk that the original receipt of the units may be treated as a taxable sale under the "disguised sale" rules of the Internal Revenue Code. In general, the tax law generally provides that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a taxable sale subject to several exceptions. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a taxable sale of the contributed property unless the facts and circumstances clearly establish that the transfers are not a sale. On the other hand, if two years have passed between the original contribution of property and the transfer of money or other consideration, the transactions will not be presumed to be a taxable sale unless the facts and circumstances clearly establish that a sale did occur.

    Differences between an investment in common shares and units may affect you.  If you elect to exercise your unit redemption right, we will determine whether you receive cash or common shares in exchange for the units. Although an investment in our common shares is substantially similar to an investment in EOP Partnership units, there are some differences between ownership of units and ownership of common shares. These differences include form of organization, management structure, voting rights, liquidity and federal income taxation. These differences, some of which may be material to investors, are discussed in "Comparison of the Ownership of Units and Common Shares" beginning on page 7.

    We may not successfully integrate the assets of Cornerstone and we may not realize the expected benefits of the Cornerstone merger, which could have a negative impact on the market price of Equity Office common shares and the value of EOP Partnership units.  The completion of the Cornerstone merger poses risks for the ongoing operations of Equity Office and EOP Partnership, including that:

  •
  we may not achieve the expected cost savings and operating efficiencies;

  •
  the Cornerstone portfolio may not perform as well as we anticipate;

  •
  we may experience difficulties and incur expenses associated with the assimilation and retention of Cornerstone non-executive employees; and

  •
  we may not effectively integrate the operations of Cornerstone.

    If any of these risks materialize, the market price of Equity Office common shares and, thus, the redemption value of EOP Partnership units could decline.

REDEMPTION OF UNITS

General

    This prospectus relates to up to 12,398,803 common shares that we may issue from time to time to EOP Partnership unitholders upon redemption of their units, which were issued in connection with the Cornerstone merger. Each unitholder may, subject to certain limitations, require that EOP Partnership redeem units held by the unitholder at any time. If we do not assume EOP Partnership's obligation to redeem the units, upon redemption the unitholder will receive cash from EOP Partnership in an amount equal to the market value of the units to be redeemed. The market value of a unit for this purpose will be equal to the average of the closing trading price of a common share of Equity Office for the ten trading days before the day on which the redemption notice was received by EOP Partnership. The partnership agreement provides that if that trading information is not available, we can use another method to determine the value of the common shares. The partnership agreement does not specify alternative valuation methodologies.

    We have the right under the partnership agreement to assume directly and satisfy the redemption right of a unitholder by issuing our common shares or cash in exchange for any units tendered for redemption. However, we are under no obligation to exercise this right. Upon redemption, the unitholder will no longer be entitled to receive distributions with respect to the units redeemed. If units are redeemed for common shares, the unitholder will have rights as a shareholder from the time the common shares are acquired.

    A unitholder must notify EOP Partnership and us of the unitholder's desire to require EOP Partnership to redeem units by sending a notice in the form attached as an exhibit to the partnership agreement of EOP Partnership, a copy of which we can provide to you upon request. The unitholder must request the redemption of at least 1,000 units or all of the units held by such holder, if less. The redemption generally will occur on the tenth business day after we receive the notice. A unitholder will not be entitled to exercise its unit redemption right if the delivery of common shares upon redemption would be prohibited under the provisions of our declaration of trust, including those designed to protect our REIT qualification and domestically-controlled REIT status, or under applicable federal or state securities laws.

Federal Income Tax Consequences of Redemption

    The following discussion summarizes the material federal income tax considerations that may be relevant to you if you elect to exercise your unit redemption right.

    Federal Income Tax Treatment of a Redemption of Units.  If we elect to exercise our right under the partnership agreement to acquire your units in exchange for cash or our common shares, the transaction will be a fully taxable sale to you for federal income tax purposes and your amount realized on the redemption would equal the sum of:

  •
  any cash received;

  •
  the fair market value of common shares received; and

  •
  the amount of EOP Partnership liabilities allocated to the units redeemed at the time of the redemption.

Your taxable gain and the tax consequences of that gain would be determined as described under "—Tax Treatment of Sale of Units" below.

    If we do not elect to acquire your units in exchange for cash or our common shares, EOP Partnership is required to redeem those EOP Partnership units for cash. If EOP Partnership redeems units for cash contributed by us in order to effect the redemption, the redemption likely will be treated as a sale of the units us in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, your amount realized would equal the sum of:

  •
  the cash received; and

  •
  the amount of EOP Partnership liabilities allocated to the units redeemed at the time of the redemption.

Your taxable gain and the tax consequences of that gain would be determined as described under "—Tax Treatment of Sale of Units" below.

    If a unit is redeemed for cash that is not contributed by us to effect the redemption, your tax treatment will depend upon whether or not the redemption results in a disposition of all of your units. If all of your units are redeemed, your taxable gain and the tax consequences of that gain will be determined as described under "—Tax Treatment of Sale of Units" below. However, if less than all of your units are redeemed, you will not be allowed to recognize loss on the redemption and will recognize taxable gain only if and to the extent that your amount realized on the redemption, calculated as described above, exceeds your basis in all of your units immediately before the redemption.

    Tax Treatment of Sale of Units.  If a unit is sold, transferred as a gift, or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the unitholder's basis attributable to the unit. The amount realized on the disposition of a unit generally will equal the sum of:

  •
  any cash received;

  •
  the fair market value of any other property received; and

  •
  the amount of EOP Partnership liabilities allocated to the units redeemed at the time of the redemption.

    Accordingly, a unitholder will recognize gain on the disposition of a unit to the extent that the amount realized exceeds the unitholder's basis for the unit. Because the amount realized includes any amount attributable to the relief from EOP Partnership liabilities attributable to the unit, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit. In particular, if you have a "negative capital account" with respect to your units, your taxable gain will exceed the value of the common shares or cash received by the amount of that "negative capital account."

    Generally, gain recognized on the disposition of a unit will be capital gain. However, any portion of the unitholder's amount realized on the disposition of a unit that is attributable to "unrealized receivables" of EOP Partnership, as defined in section 751 of the Internal Revenue Code, will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which the unitholder's share of unrealized receivables of EOP Partnership exceeds the unitholder's basis attributable to those assets. Unrealized receivables include, to the extent not previously included in EOP Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if EOP Partnership had sold its assets at their fair market value at the time of the redemption.

    For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year generally is 20%. However, a 25% rate applies to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules. The applicable provisions of the Internal Revenue Code give the Internal Revenue Service the authority to publish Treasury Regulations regarding the application of the 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. The Internal Revenue Service has issued proposed regulations regarding the application of the 25% rate to sales of interests in partnerships. While there is some uncertainty regarding whether the 25% rate would apply to sales of partnership interests before final Treasury Regulations are issued, the IRS has taken the position, for which there appears to be some support in the applicable legislative history, that the 25% rate currently applies to sales of interests in partnerships. Under this view, any gain on the sale of an EOP Partnership unit held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by EOP Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Even in the event that the 25% exception does not currently apply to sales of interests in partnerships that hold depreciable real property, the Internal Revenue Service has proposed regulations that, if finalized, would apply the exception definitively to such a sale. Each EOP Partnership unitholder should consult with its own tax advisor regarding the application of the 25% rate to a sale of EOP Partnership units and the potential application of the proposed Treasury Regulations.

    Basis of Units.  In general, a unitholder who received units in exchange for a contribution of property had an initial tax basis in the units equal to the unitholder's basis in the contributed property.

    A unitholder's initial basis in its units will generally be increased by the unitholder's share of:

  •
  EOP Partnership taxable income;

  •
  any increases in nonrecourse liabilities incurred by EOP Partnership; and

  •
  recourse liabilities to the extent the EOP Partnership unitholder elects to take on a deficit restoration obligation.

    Generally, an EOP Partnership unitholder's initial basis in its units will be decreased, but not below zero, by the unitholder's share of:

  •
  EOP Partnership distributions;

  •
  decreases in liabilities of EOP Partnership, including any decrease in its share of the nonrecourse liabilities of EOP Partnership;

  •
  losses of EOP Partnership; and

  •
  nondeductible expenditures of EOP Partnership that are not chargeable to capital.

    Potential Application of the Disguised Sale Rules to a Redemption of Units.  There is a risk that if a unit is redeemed, particularly if it is redeemed within two years of when it was issued, the Internal Revenue Service might contend that the original transaction pursuant to which the units were issued should be treated as a "disguised sale" of property. Under the Internal Revenue Service's disguised sale rules, unless an exception applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

COMPARISON OF THE OWNERSHIP OF UNITS AND COMMON SHARES

    An investment in our common shares is substantially equivalent economically to an investment in units in EOP Partnership. There are, however, some differences between ownership of units and ownership of common shares, some of which may be material to investors.

    The comparisons below are intended to assist unitholders in understanding how their investment will be changed if their units are redeemed for common shares.

Form of Organization and Assets Owned

    EOP Partnership.  EOP Partnership is a Delaware limited partnership. EOP Partnership owns interests, directly and through subsidiaries, in our properties and, through subsidiaries, conducts our management business.

    Equity Office.  We are a Maryland real estate investment trust. We elected to be taxed as a REIT under the Internal Revenue Code and intend to maintain our qualification as a REIT. Our only significant asset is our interest in EOP Partnership, which gives us an indirect investment in the properties owned by EOP Partnership. Under the partnership agreement of EOP Partnership, we generally may not conduct any business other than in connection with the ownership, acquisition and disposition of interests in, and management of the business of, EOP Partnership.

Additional Equity

    EOP Partnership.  Equity Office is authorized to cause EOP Partnership to issue additional partnership units or interests to its partners, including Equity Office and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the class A common units, as determined by Equity Office in its sole and absolute discretion without the approval of any limited partner, subject to the limitations described below.

    No partnership unit or interest may be issued to Equity Office as general partner or limited partner unless:

  •
  EOP Partnership issues the units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in Equity Office having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests are substantially similar to the designations, preferences and other rights of the EOP Partnership units or other partnership interests issued to Equity Office, and Equity Office contributes to EOP Partnership the proceeds from the issuance of the shares or other equity interests received by Equity Office; or

  •
  EOP Partnership issues the additional EOP Partnership units or other partnership interests to all partners holding EOP Partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

    At the election of Equity Office, in its sole and absolute discretion, EOP Partnership may issue either class A units or class B units to newly admitted partners. The major difference between class A units and class B units is that the class A units receive a full distribution of any cash distributed by EOP Partnership with respect to its units, without any proration to take into account the number of days that the class A units were outstanding, while distributions to the class B units are prorated based upon the number of days in the applicable distribution period that the class B units were outstanding. Any EOP Partnership unit that is not specifically designated by Equity Office as being of a particular class will be deemed to be a class A unit.

    Partners of EOP Partnership are not required to make additional capital contributions to EOP Partnership unless they have entered into a separate agreement, generally referred to as a deficit restoration obligation, that requires additional contributions upon liquidation of EOP Partnership. However, Equity Office generally is required to contribute net proceeds of any sale of equity interests in Equity Office to EOP Partnership in exchange for additional partnership units, as described above. Former limited partners in Cornerstone Partnership that entered into a deficit restoration obligation with Cornerstone Partnership prior to the Cornerstone merger were granted the right to make a similar undertaking to EOP Partnership at the time of the Cornerstone merger. In addition, former limited partners of Cornerstone Partnership have a limited opportunity to make new deficit restoration obligation commitments to EOP Partnership from time to time following the Cornerstone merger. Former limited partners of Cornerstone Partnership that received EOP Partnership units in the Cornerstone merger are not required to pay to EOP Partnership any deficit or negative balance that may exist in their capital accounts unless in connection with or subsequent to the Cornerstone merger they elected to enter into an express agreement with EOP Partnership undertaking a deficit restoration obligation.

    As of the date of this prospectus, EOP Partnership had the following units issued and outstanding:

  •
  345,335,596 class A units;

  •
  7,994,000 series A preferred units;

  •
  6,000,000 series B preferred units; and

  •
  4,562,900 series C preferred units.

    As of the date of this prospectus, Equity Office owned all of the series A, series B and Series C preferred units and 86.9% of the class A units.

    Equity Office.  The authorized shares of beneficial interest of Equity Office consist of 750,000,000 common shares, par value $.01 per share, and 100,000,000 preferred shares, of which 8,000,000 shares are designated as "8.98% series A cumulative redeemable preferred shares," 7,000,000 shares are designated as "5.25% series B convertible, cumulative preferred shares" and 4,600,000 shares are designated as "8 5/8% series C cumulative redeemable preferred shares of beneficial interest."

    Under the Equity Office declaration of trust, the Equity Office board of trustees has the authority to issue authorized but unissued common shares or preferred shares in one or more classes or series without shareholder approval. The Equity Office board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval. Subject to an express provision to the contrary in the terms of any class or series of authorized shares, under the Equity Office declaration of trust the board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval. Notwithstanding the foregoing, under the articles supplementary establishing the outstanding series A, series B and series C preferred shares of Equity Office, the board of trustees may not authorize, create or increase the authorized amount of any class or series of shares ranking before the outstanding series A, series B and series C shares with respect to the payment of distributions or upon liquidation, without the approval of holders of two-thirds of the outstanding shares of these series of preferred shares voting together as a single class.

    As of the date of this prospectus, there were issued and outstanding 300,165,470 Equity Office common shares, 7,994,000 Equity Office series A preferred shares, 6,000,000 Equity Office series B convertible, cumulative preferred shares and 4,562,900 Equity Office series C preferred shares.

Borrowing Policies

    EOP Partnership.  EOP Partnership has no restrictions on borrowings, and we are authorized to borrow money on behalf of EOP Partnership. Our board of trustees has adopted a policy that currently limits the debt-to-total market capitalization ratio of EOP Partnership to 50% or less, but the board of trustees may alter this policy at any time.

    Equity Office.  Under the partnership agreement of EOP Partnership, we may not incur any debt except for debt the net proceeds of which we lend to EOP Partnership, provided that we would not be obligated to lend the net proceeds of any such debt to EOP Partnership in a manner that would be inconsistent with our ability to remain qualified as a REIT. Therefore, it is our policy not to incur indebtedness other than short-term trade, employee compensation, distributions payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness will instead be incurred by EOP Partnership to the extent necessary to fund the business activities conducted by EOP Partnership.

Management Control

    EOP Partnership.  Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the business and affairs of EOP Partnership are managed by Equity Office, which has the exclusive right and full authority and responsibility to manage and operate the partnership's business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of EOP Partnership or the power to sign documents for or otherwise bind EOP Partnership. Equity Office has full power and authority to do all things it deems necessary or desirable to conduct the business of EOP Partnership. However, the consent of the limited partners to some limited matters is necessary in limited circumstances. In particular, Equity Office is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of EOP Partnership. The limited partners have no power to remove Equity Office as general partner. Equity Office, however, may not take any action that is contrary to an express limitation or prohibition in the partnership agreement of EOP Partnership without the written consent of:

  •
  all partners adversely affected; or

  •
  the lower percentage of the limited partners as may be specifically provided for in the partnership agreement of EOP Partnership.

    Equity Office.  The board of trustees has exclusive control over our business and affairs. The policies adopted by the board of trustees generally may be altered or eliminated without a vote of our shareholders. Accordingly, except for their vote in the elections of trustees, shareholders will have no control over our ordinary business policies.

    The Equity Office declaration of trust provides for a minimum of nine and a maximum of 15 trustees, with the number of trustees within this range established by a majority vote of the board of trustees as provided in the Equity Office bylaws. Under the Equity Office bylaws, except during the period in which a vacancy exists, at least two-thirds of the Equity Office trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates. As permitted by Maryland law, the Equity Office declaration of trust also divides the Equity Office board of trustees into three classes, with classes being elected to three-year terms on a rotating basis. Under the Equity Office declaration of trust, (a) subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees, and (b) subject to the rights of holders of any class or series of preferred shares, each vacancy on the board of trustees, including a vacancy resulting from an increase in the number of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies.

    The holders of the outstanding shares of series A, series B and series C preferred shares of Equity Office are entitled, voting together as a single class, to elect a total of two trustees to the Equity Office board of trustees at any time distributions on the preferred shares were in arrears for six or more quarterly periods.

Fiduciary Duties

    EOP Partnership.  Under Delaware law, we, as general partner of EOP Partnership, are accountable to EOP Partnership as a fiduciary and, consequently, are required to exercise good faith and integrity in all dealings with respect to partnership affairs. Under the partnership agreement, however, we are under no obligation to consider the tax consequences to, or separate interests of, the limited partners in deciding whether to cause EOP Partnership to take or decline to take any actions. We are not liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the limited partners in connection with such decisions, provided that we have acted in good faith.

    Equity Office.  Recent Maryland legislation provides increased protection for Maryland real estate investment trusts against unsolicited takeovers by affording greater protection to a board of trustees with regard to actions taken in a takeover context. The Maryland legislation provides that the duties of trustees will not require them to:

  •
  accept, recommend or respond to any proposal by a person seeking to acquire control of Equity Office;

  •
  authorize Equity Office to redeem any rights under, modify or render inapplicable a shareholder rights plan;

  •
  make a determination under the Maryland Business Combination Statute or the Control Share Acquisition Statute, as described below;

  •
  elect to be subject to any or all of the "elective provisions" described under "Maryland Elective Provisions" below; or

  •
  act or fail to act solely because of:

  —
  the effect the act or failure to act may have on an acquisition or potential acquisition of control; or

  —
  the amount or type of consideration that may be offered or paid to shareholders in an acquisition.

The Maryland legislation also states the presumption that any act of a trustee satisfies the required standard of conduct. In the case of a Maryland corporation, these are a director's duties to act in good faith, in a manner that is in the best interests of the corporation and with the care of an ordinarily prudent person under similar circumstances. In the case of a Maryland real estate investment trust, the standard of conduct is not explicitly provided by statute. Under the Maryland legislation, an act of a trustee relating to or affecting an acquisition or a potential acquisition of control may not be subject to a higher duty or greater scrutiny than is applied to any other act of a trustee. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which (a) imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context; and (b) shifts the burden of proof to directors to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

    The Maryland legislation also provides that the duty of a trustee is only enforceable by the trust or in the right of the trust. A shareholder suit to enforce such duty, therefore, can only be brought derivatively.

    The Maryland legislation also expressly codifies the authority of Maryland real estate investment trusts to include in their declaration of trusts a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. The Equity Office declaration of trust does not include a provision of this type. The Maryland legislation also states, however, that the inclusion or omission of such a provision in the declaration of trust of a Maryland real estate investment trust allowing the board of trustees to consider the effect of a potential acquisition of control on the foregoing constituencies does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control.

Management Liability and Indemnification

    EOP Partnership.  EOP Partnership will indemnify, to the fullest extent provided by law, any person or entity made a party to a proceeding by reason of its status as a general partner, a limited partner or a trustee, director or officer of Equity Office or EOP Partnership and any other persons or entities as Equity Office may designate, in its sole discretion, from and against any and all losses, claims, damages, liabilities, joint or several, and expenses. Expenses include attorneys' fees and other legal fees and expenses, judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the indemnitee and relating to EOP Partnership or Equity Office or the operation of, or the ownership of property by, either Equity Office or EOP Partnership, as described in the partnership agreement of EOP Partnership, in which the indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that:

  •
  the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the indemnitee actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

    Any indemnification will be made only out of the assets of EOP Partnership and any insurance proceeds from the liability policy covering Equity Office or EOP Partnership. Indemnitees, Equity Office, and limited partners will have no obligation to contribute to the capital of EOP Partnership or otherwise provide funds to enable EOP Partnership to fund its indemnity obligations.

    EOP Partnership is obligated to advance amounts to an indemnitee for expenses upon receipt of:

  •
  a written affirmation of the indemnitee that it believes it has met the standard of conduct necessary to entitle it to indemnification; and

  •
  a written undertaking of the indemnitee that it will repay any advances if it is ultimately determined that the indemnitee did not meet the appropriate standard of conduct.

    These indemnification rights are in addition to any other rights afforded to an indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise. These rights will continue as to an indemnitee who has ceased to serve unless otherwise provided in a written agreement under which indemnitees are indemnified. EOP Partnership is authorized to purchase and maintain insurance on behalf of the indemnitees with respect to the foregoing matters.

    EOP Partnership will be deemed to have requested an indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to EOP Partnership also imposes duties on it, or otherwise involves services by it, to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an indemnitee with respect to an employee benefit plan according to applicable law will constitute fines. Actions taken or omitted by the indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan will be deemed to be for a purpose which is not opposed to the best interests of EOP Partnership.

    An indemnitee will not be denied indemnification in whole or in part because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement of EOP Partnership.

    Equity Office.  Maryland law generally permits a Maryland real estate investment trust to indemnify any person made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a trustee, officer, employee or agent of the trust or any predecessor entity, or is or was serving at the request of the trust or predecessor entity as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

  •
  the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the person actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

    Under Maryland law, indemnity may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible in the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

  •
  by the board of trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the proceeding;

  •
  if such quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more trustees not, at the time, parties to the proceeding;

  •
  by special legal counsel; or

  •
  by the shareholders.

    If the proceeding is one by or in the right of the trust, indemnification may not be provided as to any proceeding in which the person is found liable to the trust.

    A Maryland real estate investment trust may pay, before final disposition, the expenses, including attorneys' fees, incurred by a trustee, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a trustee or officer when the trustee or officer gives an undertaking to the trust to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured and the undertaking may be accepted without reference to the financial ability of the trustee or officer to repay the advance. A Maryland trust is required to indemnify any trustee who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

    Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, vote of trustees or otherwise.

    Under the Equity Office bylaws, Equity Office is required to indemnify and advance expenses to present and former trustees and officers, and may indemnify employees and agents, of Equity Office and its predecessors. The Equity Office bylaws also provide for mandatory indemnification and advancement of expenses to present and former shareholders of Equity Office or its predecessors made a party to a proceeding by reason of such status.

    The partnership agreement of EOP Partnership also provides for indemnification of Equity Office and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Office in its declaration of trust, and limits the liability of Equity Office and its officers and trustees to EOP Partnership and its respective partners to the same extent that the Equity Office declaration of trust limits the liability of the officers and trustees of Equity Office to Equity Office and its shareholders.

Voting Rights

    EOP Partnership.  Limited partners have voting rights only as to the dissolution of EOP Partnership, the sale of all or substantially all of the assets of EOP Partnership and certain amendments to the partnership agreement. Otherwise, we make all decisions relating to the operation and management of EOP Partnership. As of the date of this prospectus, we owned approximately 87.6% of the common and preferred units of EOP Partnership. As partners have units redeemed, or if we acquire additional units in exchange for the proceeds of offerings of our securities, our percentage ownership of the units will increase. If additional units are issued to third parties, our percentage ownership of the units will decrease.

    Equity Office.  Each holder of Equity Office common shares is entitled to one vote per share and to the same and identical voting rights as other holders of Equity Office common shares. Holders of Equity Office common shares do not have cumulative voting rights. Except as provided in articles supplementary establishing a series of Equity Office preferred shares or required by law, holders of Equity Office preferred shares do not have any voting rights.

Amendment of Partnership Agreement of EOP Partnership and Declaration of Trust or Bylaws of Equity Office

    EOP Partnership.  Amendments to the partnership agreement of EOP Partnership may be proposed by Equity Office or by limited partners owning at least 25% of the total partnership interests. Except as described below, the partnership agreement of EOP Partnership may be amended with the approval of Equity Office and limited partners holding a majority of the partnership interests held by the limited partners, including Equity Office. Equity Office has the power, without the consent of the limited partners, to amend the partnership agreement of EOP Partnership as may be required:

  •
  to add to the obligations of the general partner or surrender any right or power granted to Equity Office or any affiliate of Equity Office for the benefit of the limited partners;

  •
  to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of EOP Partnership;

  •
  to declare the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to Equity Office;

  •
  to reflect a change that does not affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement of EOP

    Partnership not inconsistent with law or with other provisions of the partnership agreement of EOP Partnership, or make other changes with respect to matters arising under the partnership agreement of EOP Partnership that will not be inconsistent with law or with the provisions of the partnership agreement of EOP Partnership; and

  •
  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

    The approval of a majority of the partnership interests held by limited partners other than Equity Office is necessary to amend provisions regarding, among other things:

  •
  restrictions imposed on the issuance of additional EOP Partnership units or other partnership interests to Equity Office;

  •
  distribution requirements with respect to the EOP Partnership class A units if Equity Office is not publicly traded;

  •
  the prohibition against removal of Equity Office by the limited partners;

  •
  restrictions on Equity Office's power to conduct businesses other than owning partnership interests of EOP Partnership;

  •
  limitations on transactions with affiliates;

  •
  the liability of Equity Office for monetary damages to EOP Partnership;

  •
  partnership consent requirements for the sale of substantially all of the assets of EOP Partnership; or

  •
  the transfer of partnership interests held by Equity Office, the admission and rights of substituted limited partners or the dissolution of EOP Partnership.

    Any amendment of the provision of the partnership agreement of EOP Partnership which allows the voluntary dissolution of EOP Partnership before December 31, 2046 can be made only with the approval of at least 90% of the outstanding partnership interests, including partnership interests held by Equity Office.

    Amendments to the partnership agreement of EOP Partnership that would, among other things:

  •
  convert a limited partner's interest into a general partner's interest;

  •
  modify the limited liability of a limited partner;

  •
  alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement of EOP Partnership with respect to the admission of new partners or the issuance of additional EOP Partnership units; or

  •
  alter the unit redemption right of the limited partners of EOP Partnership,

must be approved by each limited partner that would be adversely affected by the amendment.

    Equity Office.  Under Maryland law and the Equity Office declaration of trust, the trustees, by a two-thirds vote, may at any time amend the declaration of trust solely to enable Equity Office to qualify as a REIT under the Internal Revenue Code or as a real estate investment trust under Maryland law, without action by Equity Office shareholders. The Equity Office board of trustees also may amend the declaration of trust to set the terms of one or more series of preferred shares without action by holders of Equity Office common shares. Other amendments to the declaration of trust must first be declared advisable by the board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast, or, in the case of amendments to the declaration of trust in connection with mergers and other specified business combinations or that involve an increase or decrease in the number of authorized common shares or preferred shares, not less than a majority of all votes entitled to be cast.

    Under the articles supplementary for each series of outstanding preferred shares of Equity Office, the approval of holders of each preferred series by a two-thirds class vote would be required for:

  •
  the authorization, creation or increase in the authorized or issued amount of any class or series of Equity Office shares ranking before the outstanding preferred series as to distributions or upon liquidation; or

  •
  any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preferences, privileges or voting power of the outstanding series of preferred shares.

    The Equity Office bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to meetings of shareholders, the minimum and maximum number of trustees, and the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast.

Vote Required to Dissolve EOP Partnership or Equity Office

    EOP Partnership.  Through December 31, 2046, we cannot elect to dissolve EOP Partnership without the consent of limited partners, including Equity Office, who hold at least 90% of the outstanding units. After December 31, 2046, we cannot elect to dissolve EOP Partnership without the consent of a majority of the limited partners.

    Equity Office.  Subject to the provisions of any class or series of shares of beneficial interest at the time outstanding, Equity Office may be terminated and dissolved at any meeting of shareholders, by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Mergers, Consolidations and Sales of Assets

    EOP Partnership.  A sale of all or substantially all of the assets of EOP Partnership in a single transaction or a series of related transactions, including by way of a merger, consolidation or other combination of EOP Partnership with another entity, will require the following:

  •
  if the transaction is in connection with a similar transaction involving Equity Office which has also been approved by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office, and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office on a per share basis, approval by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office; or

  •
  in the case of any other transaction, the approval of a majority of the outstanding EOP Partnership units held by persons or entities other than Equity Office and some of its affiliates.

    Equity Office.  Under Maryland law, a merger involving a Maryland real estate investment trust generally requires approval by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, but not less than a majority. No shareholder approval is required for parent-90% owned subsidiary mergers or by shareholders of a Maryland successor trust if the merger does not reclassify or change the outstanding shares or otherwise amend the declaration of trust and the number of shares to be issued in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger is completed. The Equity Office declaration of trust specifies that the affirmative vote of shareholders by not less than a majority of all votes entitled to be cast is required to approve mergers for which a shareholder vote is required under Maryland law.

    Maryland law does not address the requirements for the approval by shareholders of a consolidation or sale of all or substantially all of the assets of a real estate investment trust. However, the Equity Office declaration of trust requires that a majority of the Equity Office shares entitled to vote on the matter must approve a consolidation of Equity Office into one or more other entities or the sale of all or substantially all of the assets of Equity Office outside the ordinary course of business. Under the Equity Office declaration of trust, the mortgage, pledge or other creation of a security interest in any or all of the assets of Equity Office, whether or not in the ordinary course of business, as well as the sale of all or substantially all of the assets of Equity Office to a majority owned subsidiary or as a distribution to shareholders is not deemed to be a sale requiring shareholder approval.

Dissenters' Rights

    EOP Partnership.  Under applicable Delaware law, a partnership agreement or an agreement of merger or consolidation may provide that contractual appraisal rights with respect to a partnership interest or another interest in a limited partnership shall be available for any class or group of partners or partnership interests in connection with any amendment of a partnership agreement, any merger or consolidation in which the limited partnership is a constituent party to the merger or consolidation, or the sale of all or substantially all of the limited partnership's assets. The partnership agreement of EOP Partnership does not contain such a provision.

    Equity Office.  Maryland law applicable to Maryland real estate investment trusts provides dissenters' rights for any shareholder who objects to a merger to the same extent as a Maryland corporation's stockholders would enjoy such rights. The shareholder has the right to demand and receive payment of the fair value of his or her shares, unless:

  •
  the shares are listed on a national securities exchange or are designated as a national market security on the interdealer quotation system of the National Association of Securities Dealers, Inc. on the record date for determining shareholders entitled to vote on the merger; or

  •
  the shares are those of a successor entity, as long as the merger does not alter the contract rights of the shares as expressly set forth in the declaration of trust and the shares are converted in whole or in part in the merger into stock, including preferred stock, of the successor entity or cash, scrip, or other rights or interests arising out of the treatment of fractional shares.

Liability of Investors

    EOP Partnership.  The liability of the limited partners for EOP Partnership's debts and obligations is generally limited to the amount of their investment in EOP Partnership, together with an interest in undistributed income, if any. No partner will be required to make additional capital contributions to EOP Partnership, except that Equity Office generally is required to contribute net proceeds of the sale of Equity Office common shares (and other equity interests) to EOP Partnership. Neither Equity Office nor any other limited partner will be required to pay EOP Partnership any deficit or negative balance that may exist in its account unless a partner otherwise agrees. Units, upon issuance, will be fully paid and nonassessable.

    Equity Office.  Under Maryland law, shareholders are not personally liable for our debts or obligations. Common shares, upon issuance, will be fully paid and nonassessable.

Review of Investor Lists

    EOP Partnership.  Limited partners, upon written demand with a statement of the purpose of the demand and at the limited partner's expense, are entitled to obtain a current list of the name and last known business, residence or mailing address of each limited partner of EOP Partnership.

    Equity Office.  Under Maryland law, a shareholder holding at least 5% of our outstanding shares may upon written request inspect and copy our shareholder list during usual business hours.

Nature of Investment

    EOP Partnership.  The units constitute equity interests entitling each limited partner to a proportionate share of cash distributions made to the limited partners of EOP Partnership.

    Equity Office.  Our common shares constitute equity interests in us. We are entitled to receive our proportionate share of distributions made by EOP Partnership with respect to the units, and each shareholder is entitled to a proportionate share of any dividends or distributions paid with respect to the common shares. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the board of trustees. In order to qualify as a REIT, we are currently required to distribute annually at least 95% of our net taxable income, excluding any net capital gain. For taxable years beginning after December 31, 2000, this REIT distribution requirement will be 90%. Any taxable income, including capital gains, not distributed will be subject to corporate income tax.

Meetings and Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals

    EOP Partnership.  Meetings of the partners may be called by Equity Office by written request by limited partners holding 25% or more of the partnership interests. The call must state the nature of the business to be transacted. Notice of any meeting is required to be given to all partners not less than seven days nor more than 30 days before the date of the meeting. Partners may vote in person or by proxy at the meeting. Whenever the vote or consent of partners is permitted or required under the partnership agreement of EOP Partnership, this vote or consent may be given at a meeting of partners. Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the consent of a majority of the percentage interests held by limited partners, including limited partnership interests held by Equity Office, shall control.

    Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent showing the action taken is signed by a majority of the percentage interests of the partners or another percentage as required by the partnership agreement of EOP Partnership.

    Equity Office.  The Equity Office bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president or one-third of the trustees. Special meetings of shareholders also may be called by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at a special meeting of shareholders.

    The Equity Office bylaws permit any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by shareholders entitled to cast a sufficient number of votes to approve the matter.

    The Equity Office bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders.

    For an annual meeting, a shareholder must deliver notice to the secretary of Equity Office not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year's annual meeting, or the meeting is a special meeting of shareholders at which trustees will be elected, notice by the shareholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by Equity Office.

    The Equity Office bylaws contain detailed requirements for the contents of shareholder notices of trustee nominations and new business.

Distributions and Dividends

    EOP Partnership.  The partnership agreement of EOP Partnership requires the distribution, on a quarterly or shorter basis, of available cash. Available cash is net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments, as determined by Equity Office in its sole discretion. EOP Partnership makes distributions to all partners who are partners on the record date for the distribution in the following order:

  •
  first, to each partner, including Equity Office, who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest; and

  •
  second, to the extent that there is available cash after payment of any preferences, to the partners who hold a partnership interest that is not entitled to a preference in distribution, including class A units and class B units, pro rata to each class or series and, within each class or series, in proportion to the partner's percentage share of that class or series.

    Unless otherwise specifically agreed to by Equity Office in the partnership agreement of EOP Partnership or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. As a general rule, distributions payable with respect to any class A units that were not outstanding during the entire quarterly or shorter period on which the distribution is based will not be prorated based on the portion of the period that these units were outstanding, but distributions paid with respect to class B units will be prorated.

    Equity Office will make reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Equity Office's qualification as a REIT, to distribute available cash:

  •
  to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and

  •
  to all partners so that the amount distributed to Equity Office is sufficient to enable Equity Office to pay shareholder dividends that will:

  —
  satisfy the REIT qualification requirements; and

  —
  avoid any federal income or excise tax liability for Equity Office.

    If Equity Office is not publicly traded, EOP Partnership will make cash distributions with respect to class A units at least annually for each taxable year of EOP Partnership beginning before July 11, 2012 in an aggregate amount that reflects at least 95% of EOP Partnership's taxable income for that year allocable to the class A units.

    Equity Office.  The Equity Office declaration of trust provides that the trustees will endeavor to declare and pay distributions as necessary for Equity Office to qualify as a REIT under the Internal Revenue Code. However, shareholders do not have any right to a distribution unless and until authorized and declared by the board of trustees. Distributions may not be paid on the Equity Office common shares unless all accrued but unpaid distributions on each outstanding series of preferred shares of Equity Office have been declared and paid or set apart for payment. Payments of distributions by Equity Office are not limited by any rules concerning the capital or surplus of Equity Office or the par value of the Equity Office shares.

Liquidity

    EOP Partnership.  Equity Office may not transfer any of its partnership interests, including any of its limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding shares and only if the transaction has been approved by the consent of the partners holding at least a majority of the then outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office, and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office, on a per share basis. Equity Office will not withdraw from EOP Partnership except in connection with a transaction as described in the preceding sentence.

    A limited partner, other than Equity Office, may transfer, with or without the consent of Equity Office, all or any portion of its partnership interest, or any of its economic rights as a limited partner, if:

  •
  the transfer does not violate any federal or state securities laws or regulations applicable to EOP Partnership or the EOP Partnership units; or

  •
  the transfer does not change or potentially affect adversely the tax status of EOP Partnership.

    In the case of a proposed transfer of units to a lender to EOP Partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain the consent of Equity Office.

    No transferee of a limited partnership interest will be admitted as a limited partner without the consent of Equity Office, which may be given or withheld in its sole and absolute discretion.

    Equity Office.  Our common shares are freely transferable, subject to the ownership limits contained in our declaration of trust. The common shares are listed on the New York Stock Exchange, and a public market for the common shares exists. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding and the number of shares available for future sale, the extent of institutional investor interest in Equity Office, our financial results and prospects, the general interest in us and in our real estate investments, and the dividend yield of our common shares compared to that of other debt and equity securities.

Taxation

    EOP Partnership.  EOP Partnership is not subject to federal income taxes. Instead, each holder of units includes his allocable share of EOP Partnership's taxable income or loss in determining his individual federal income tax liability. The maximum effective federal tax rate for individuals under current law is 39.6%.

    Income and losses of EOP Partnership are subject to the "passive activity" limitations for most unitholders, which means generally that EOP Partnership income can only be offset by losses and deductions from the unitholder's other passive activities and, similarly, that EOP Partnership losses and deductions can only be used to offset a unitholder's income from other passive activities. Generally, passive activities are activities or investments in which the taxpayer does not materially participate, which would include the ownership of interests in EOP Partnership. If EOP Partnership were classified as a publicly traded partnership under the Internal Revenue Code, any losses or deductions allocable to an EOP Partnership unitholder could be used only against gains or income of EOP Partnership and could not be used to offset passive income from other passive activities. Similarly, any EOP Partnership income or gain allocable to an EOP Partnership unitholder could not be offset with losses from other passive activities of the unitholder.

    Cash distributions from EOP Partnership are not taxable to a holder of units except to the extent they exceed the holder's basis in his interest in EOP Partnership, which includes the holder's allocable share of EOP Partnership's debt.

    Each year, each holder of units receives a Schedule K-1 tax form containing detailed tax information for inclusion in preparing its federal income tax return.

    Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which EOP Partnership owns property, even if they are not residents of those states.

    Equity Office.  We have elected to be taxed as a REIT. So long as we qualify as a REIT, we will be permitted to deduct dividends paid to our shareholders, which effectively will reduce the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. Our noncontrolled subsidiaries, however, will not qualify as REITs and, thus, they will be subject to federal income tax on their net income at normal corporate rates. The maximum effective tax rate for corporations under current law is 35%.

    Dividends we pay will be treated as "portfolio" income and cannot be offset with losses from "passive activities."

    Distributions we make to our taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions in excess of current or accumulated earnings and profits that are not designated as capital gain dividends will be treated as a non-taxable return of basis to the extent of a shareholder's adjusted basis in its common shares, with the excess taxed as capital gain. Distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or exchange of a capital asset held for more than one year, to the extent they do not exceed our actual net capital gain for the taxable year. We may elect to require our shareholders to include our undistributed net capital gains in their income. If we so elect, shareholders would include their proportionate share of such gains in their income and be deemed to have paid their share of the tax paid by us on such gains.

    Each year, each shareholder receives a Form 1099 containing information regarding dividends paid to the shareholder for use in preparing its tax return.

    Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in states where we are authorized to do business.

Antitakeover Provisions

    EOP Partnership.  Except in limited circumstances as described under "—Voting Rights" below, we have exclusive management power over the business and affairs of EOP Partnership. The limited partners cannot remove us as the general partner of EOP Partnership. We may prevent a limited partner from transferring an interest in EOP Partnership or any rights as a limited partner, except in limited circumstances. We may not transfer our partnership interests except in a transaction in which substantially all of the assets of the surviving entity consist of units; however, the partnership agreement of EOP Partnership does not prevent a transaction in which another entity acquires control of Equity Office and such entity owns assets and conducts businesses outside of EOP Partnership.

    Equity Office.  Our charter and bylaws and Maryland law contain provisions that may delay or discourage an unsolicited proposal to acquire us or to remove incumbent management. These provisions include, among others:

  •
  a staggered board of trustees, with the number of trustees fixed by the board within a range of nine to 15;

  •
  the ability of the board of trustees to fill board vacancies, including vacancies that result from an increase in the size of the board, for the remainder of the full term of the class of trustees in which the vacancy occurred;

  •
  authorized capital shares that may be classified and issued as a variety of equity securities in the discretion of the board of trustees, including securities having superior voting rights to the common shares;

  •
  a requirement that special meetings of shareholders may be called by shareholders only by holders of at least a majority of the votes entitled to be cast at the special meeting;

  •
  advance notice provisions in our bylaws for shareholder nominations for trustees and new business proposals;

  •
  a requirement that trustees may be removed only for cause and only by a vote of at least a majority of the outstanding common shares;

  •
  except for amendments to specified provisions of our bylaws which require concurrence by shareholders, a provision vesting in the board of trustees the exclusive ability to amend the bylaws;

  •
  a two-thirds shareholder vote requirement for any amendments to our declaration of trust; and

  •
  provisions designed to avoid concentration of share ownership in a manner that would jeopardize our REIT status under the Internal Revenue Code.

Maryland Business Combination Statute

    The Maryland Business Combination Statute provides that, unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an "interested shareholder" or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, unless specified "price criteria" and other standards are met or an exemption is available, a business combination with an interested shareholder or its affiliates must be recommended by the board of trustees and approved by (a) at least 80% of the outstanding voting shares and (b) at least two-thirds of the outstanding voting shares, other than voting shares held by the interested shareholder or any of its affiliates. Under the statute, an "interested shareholder" generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% of more of the outstanding voting shares of the real estate investment trust. These requirements do not apply to a business combination with an interested shareholder or its affiliates if approved by the board of trustees before the time the interested shareholder first became an interested shareholder.

    The Equity Office board of trustees has elected by resolution to exempt from the provisions of the Maryland Business Combination Statute any business combination with any person. However, this resolution, by its terms, may be altered or repealed at any time, in whole or in part, by the board of trustees.

    Delaware does not have a comparable provision for Delaware limited partnerships.

Maryland Control Share Act

    The Maryland Control Share Act provides that shares of a Maryland real estate investment trust that are acquired in a "control share acquisition," which is defined as the acquisition of shares comprising one-fifth, one-third or a majority of all voting shares, have no voting rights except:

  •
  if approved by shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all "interested shares;" or

  •
  if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

    The Maryland Control Share Act is applicable to a publicly traded Maryland real estate investment trust unless its charter or bylaws specifically provides that it shall be inapplicable.

    The Equity Office bylaws provide that the Maryland Control Share Act shall not apply to any acquisition by any person of shares of Equity Office. Any amendment to this provision by the board of trustees would require the approval of shareholders by a vote of a majority of the votes cast. See "—Amendment of the Bylaws."

    Delaware does not have a comparable provision for Delaware limited partnerships

Maryland Elective Provisions

    Recent Maryland legislation allows publicly-held Maryland corporations and Maryland real estate investment trusts to elect to be governed by all or any part of new Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland real estate investment trust in its declaration of trust or bylaws or by resolution adopted by the board of trustees as long as the trust has at last three trustees who, at the time of electing to be subject to the provisions are not:

  •
  officers or employees of the trust;

  •
  persons seeking to acquire control of the trust;

  •
  directors, officers, affiliates or associates of any person seeking to acquire control; or

  •
  nominated or designated as trustees by a person seeking to acquire control.

    Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation or trust elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of articles supplementary.

    The Maryland legislation provides that a trust can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in the trust's existing declaration of trust or bylaws:

  •
  Classified Board: Equity Office already has a classified board;

  •
  Two-Thirds Shareholder Vote to Remove Trustees Only For Cause: The shareholders may remove any trustee only by the affirmative vote of at least two thirds of all the votes entitled to be cast by the shareholders generally in the election of directors, but a trustee may not be removed without cause;

  •
  Size of Board Fixed by Vote of Board: Equity Office already has this provision, subject to the range on the number of trustees contained in its declaration of trust;

  •
  Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred (as opposed to until the next annual meeting of shareholders) and until a successor is elected and qualifies. Equity Office recently adopted this provision; and

  •
  Shareholder Calls of Special Meetings Only Upon the Written Request of Holders of at Least a Majority of All Votes Entitled to be Cast: Equity Office already has this provision.

    Delaware does not have a comparable provision for Delaware limited partnerships.

REIT Ownership Limitations

    For Equity Office to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer "individuals," which, as defined in the Internal Revenue Code for this purpose, includes certain entities. In addition, if Equity Office, or an actual or constructive owner of 10% or more of the shares of Equity Office, owns, actually or constructively, 10% or more of a tenant of Equity Office, then the rent received by Equity Office from that tenant will not be qualifying income for purposes of determining whether Equity Office meets the requirements for qualification as a REIT under the Internal Revenue Code. A REIT's shares also must be beneficially owned by 100 or more persons.

    As a means of addressing these requirements, the Equity Office declaration of trust provides that, subject to exceptions, no person may own, or be deemed to own directly and/or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares. Under the Equity Office declaration of trust, the board of trustees may increase the ownership limit with respect to any class or series of shares. However, after giving effect to this increase, five beneficial owners of common shares may not beneficially own in the aggregate more than 49.5% of the outstanding common shares. In addition, the Equity Office board of trustees is required to waive or modify the ownership limit with respect to one or more persons who would not be treated as "individuals" under the Internal Revenue Code if such person submits to the Equity Office board of trustees specified information that demonstrates, to the reasonable satisfaction of the board of trustees, that such ownership would not jeopardize Equity Office's status as a REIT under the Internal Revenue Code. The Equity Office declaration of trust further prohibits any person from transferring any Equity Office common or preferred shares if the transfer would result in shares of beneficial interest of Equity Office being owned by fewer than 100 persons or otherwise would cause Equity Office not to qualify as a REIT.

    If any transfer of shares or any other event would otherwise result in any person violating the ownership limits, then the declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by Equity Office.

    The trustee of the charitable trust would be required to sell the shares transferred in violation of the ownership limit to a person or entity who could own the shares without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

    Under its declaration of trust, Equity Office, or its designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (b) the market price of such shares on the date Equity Office, or its designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

    The charitable trustee will have the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust.

    If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be void.

    All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 1/2 of 1% and 5% as provided in applicable rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding Equity Office shares must give a written notice to Equity Office by January 30 of each year stating the name and address of such owner, the number of Equity Office shares owned and a description of the manner in which such Equity Office shares are held. In addition, a holder of record of Equity Office shares subject to the foregoing requirement who holds its Equity Office shares as nominee for another person or entity which is required to include in gross income the dividends received on such shares must also give notice of the name and address of such person or entity and the number of Equity Office shares of such person or entity with respect to which such holder of record is nominee. In addition, each record, beneficial and constructive holder of Equity Office shares is required, upon demand of Equity Office, to disclose to Equity Office in writing any information with respect to the direct, indirect and constructive ownership of Equity Office shares as the Equity Office board of trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    As part of the Cornerstone merger, the Equity Office declaration of trust was amended to add an additional limitation on the ownership by non-U.S. persons of Equity Office common shares that are currently outstanding or that are issued in the future and preferred shares issued by Equity Office in the future. The amendments restrict the direct or indirect acquisition and ownership of Equity Office shares if, as a result of the acquisition or ownership, non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares. This ownership restriction does not apply to any acquisition of either Equity Office preferred shares outstanding at the time the amendments became effective or Equity Office common shares received upon the conversion of any Equity Office preferred shares. If any transfers of Equity Office shares occur that would result in non-U.S. persons owning directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares as described above, then the number of shares that would cause a non-U.S. person to violate this restriction will be automatically transferred to a charitable trust, or if transfer to a charitable trust would not be effective to prevent violation of this restriction, then the transfer of shares will be void. This additional limitation would result in adverse consequences for a non-U.S. person whose acquisition of Equity Office common shares or any preferred shares of Equity Office issued in the future caused the foreign ownership limit to be exceeded and, therefore, may deter additional acquisitions of Equity Office shares by non-U.S. persons.

    The board of trustees of Equity Office may increase the foreign ownership limitation to a percentage not to exceed 49% of the fair market value of the issued and outstanding Equity Office shares, less the percentage of the aggregate value of all outstanding shares attributable to the value of any preferred shares that were issued and outstanding at the time the amendments became effective or the common shares into which they are convertible. The amendments also require each person who is a beneficial or constructive owner of Equity Office shares to provide any information as Equity Office may require, in good faith, in order to determine Equity Office's status as a domestically-controlled REIT. There is no guarantee, however, that this ownership limit will prevent Equity Office from failing to qualify as a domestically-controlled REIT.

    The foregoing restrictions on ownership and transferability would not apply if the Equity Office board of trustees were to determine that it is no longer in the best interests of Equity Office to qualify as a REIT under the Internal Revenue Code.

    As used in this section: "non-U.S. person" means (a) a nonresident alien individual, as defined in the Internal Revenue Code, (b) a foreign corporation foreign partnership, foreign trust, foreign estate, foreign government, and any other organization or entity which is not organized under the laws of the United States or a State or the District of Columbia, and (c) any other person or entity treated as a "foreign person" under regulations promulgated under the Internal Revenue Code.

FEDERAL INCOME TAX CONSIDERATIONS

General

    The following discussion summarizes the material federal income tax considerations to a prospective holder of our common shares. The following discussion is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be and should not be construed as tax advice. For example, it does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws. For example, the discussion does not discuss all of the aspects of federal income taxation that may be relevant to insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

    The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Except as described in "—Taxation of Equity Office as a REIT—Income Tests Applicable to REITs" below, we have not received any rulings from the IRS concerning our tax treatment. Therefore, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

    Each prospective holder of common shares is urged to consult with its own tax advisor to determine the impact of its personal tax situation on the anticipated tax consequences of the ownership and sale of common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of common shares, and the potential changes in applicable tax laws.

REIT Qualification

    Equity Office has elected to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it distributes at least 95% of its REIT taxable income and it meets other requirements. For taxable years starting after December 31, 2000, REITs will have to distribute only 90% of their REIT taxable income to shareholders.

    We believe that our company is organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and we intend to continue operating as a REIT. We cannot guarantee, however, that we have operated in a manner so as to qualify as a REIT or that we will continue to operate as a REIT in the future. Qualification and taxation as a REIT depend upon Equity Office's ability to meet, through actual annual operating results, requirements relating to asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity Office, we cannot guarantee that our actual operating results for any particular tax year will satisfy the requirements for taxation as a REIT under the Internal Revenue Code.

Taxation of Equity Office as a REIT

    General.  So long as Equity Office qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. This treatment substantially eliminates double taxation at both the corporate and shareholder levels that generally results from an investment in a regular corporation. However, Equity Office will be subject to federal income tax as follows:

  •
  Equity Office will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid;

  •
  Under some circumstances, Equity Office may be subject to the "alternative minimum tax" on its items of tax preference;

  •
  If Equity Office has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income;

  •
  Equity Office's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

  •
  If Equity Office fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of the amount by which Equity Office fails either the 75% or 95% test (or, for taxable years beginning after December 31, 2000, a 90% test), multiplied by a fraction intended to reflect its profitability; and

  •
  Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:

  •
  85% of its REIT ordinary income for the year;

  •
  95% of its REIT capital gain net income for the year; and

  •
  any undistributed taxable income from prior taxable years.

    In addition, if Equity Office acquires any asset from a taxable "C" corporation in a carry-over basis transaction, it could be liable for certain tax liabilities inherited from that "C" corporation. To its knowledge, Equity Office has not acquired any assets from a "C" corporation in a carry-over basis transaction. Equity Office, however, has acquired assets in carry-over basis merger transactions with several REITs. If one of those REITs failed to qualify as a REIT at the time of its merger into Equity Office, it would have been required to recognize gain with respect to its assets' "built-in gain." Built-in gain is the amount by which an asset's fair market value exceeds the REIT's adjusted basis in the asset. As the successor to these REITs, Equity Office would be liable for any tax owed by them as a result of the recognition of built-in gain. However, under recently published Treasury Regulations, Equity Office will be able to make an election that will allow these REITs to have avoided recognizing gain at the time of their mergers into Equity Office if the REITs did not qualify as REITs at the time of their mergers. The election will require Equity Office to recognize the built-in gain and pay tax at the highest regular corporate rate if Equity Office disposes of any built-in gain asset during the 10 years following the merger in which the particular built-in gain asset was acquired. Even though Equity Office believes that each of these REITs qualified as a REIT for tax purposes at the time of its merger into Equity Office, Equity Office intends to make the election described above as a precautionary measure to protect Equity Office if the Internal Revenue Service later determines that one of these REITs did not qualify as a REIT at the time of its merger into Equity Office. Similar rules would apply if Equity Office were to acquire assets from a "C" corporation in the future in a carry-over basis transaction.

    Requirements for Qualification as a REIT.  The Internal Revenue Code defines a REIT as a corporation, trust or association:

      (1) that is managed by one or more trustees or directors;

      (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

      (3) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Internal Revenue Code, which provide the rules applicable to REITs;

      (4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

      (5) the beneficial ownership of which is held by 100 or more persons;

      (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

      (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met in order to elect and maintain REIT status;

      (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

      (9) that meets applicable other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

    Conditions (1), (2), (3), and (4) must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code section 401(a) generally is not considered an individual and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6).

    Equity Office believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy the conditions (5) and (6) above. In addition, Equity Office's declaration of trust contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist Equity Office in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Equity Office will be able to satisfy the share ownership requirements described above. If Equity Office fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.

    To monitor its compliance with condition (6), a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. For Equity Office's taxable years beginning on or after January 1, 1998, if Equity Office complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6), then it will be treated as having met condition (6).

    To qualify as a REIT, Equity Office cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Equity Office has elected to be taxed as a REIT commencing with its first taxable year. Therefore, Equity Office has not had any undistributed non-REIT earnings and profits of its own. Equity Office has merged with other REITs, however, and would have inherited any undistributed non-REIT earnings and profits that those REITs might have had if any of them had failed to qualify as a REIT at any point. Equity Office believes that all of the REITs with which it has merged qualified as REITs throughout their existence. However, the Internal Revenue Service could determine otherwise.

    If the Internal Revenue Service did determine that Equity Office inherited undistributed non-REIT earnings and profits and Equity Office did not distribute the non-REIT earnings and profits by the end of that tax year, it appears that Equity Office could avoid disqualification as a REIT by using "deficiency dividend" procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Equity Office to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the Internal Revenue Service determination. In addition, Equity Office would have to pay to the Internal Revenue Service an interest charge on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which Equity Office inherited the undistributed non-REIT earnings and profits. However, it is possible that the Internal Revenue Service would determine that the deficiency dividend procedure is not available to Equity Office, in which case Equity Office would fail to qualify as a REIT. It is also possible that, even if the procedure were available, Equity Office would be prohibited from qualifying as a REIT for the year in which any undistributed earnings and profits were acquired, but would be allowed to qualify as a REIT for subsequent years. For taxable years of Equity Office beginning after December 31, 2000, changes in the law clarify that the deficiency dividend procedures should be available to allow Equity Office to qualify as a REIT in the year in which any undistributed non-REIT earnings and profits are acquired.

    Qualified REIT Subsidiaries.  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Equity Office will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

    Ownership of Partnership Interests by a REIT.  A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Equity Office's proportionate share of the assets and items of income of EOP Partnership, including EOP Partnership's share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of Equity Office for purposes of applying the asset and income tests. Equity Office has control over EOP Partnership and each partnership or limited liability company subsidiary of EOP Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Equity Office as a REIT.

    Income Tests Applicable to REITs.  To qualify as a REIT, Equity Office must satisfy two gross income tests. First, at least 75% of Equity Office's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of Equity Office's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

    Rents received by Equity Office will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless, for periods after December 31, 2000, the tenant is a taxable REIT subsidiary and certain applicable conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

    Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Equity Office is only allowed to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, Equity Office may not provide "impermissible services" to the tenants except through an independent contractor that bears the expenses of providing the services and from whom Equity Office derives no revenue. Equity Office, however, may provide some impermissible services directly if the "impermissible tenant service income" at any particular property for any taxable year does not exceed 1% of Equity Office's total income from that property. Impermissible tenant service income is deemed to be at least 150% of Equity Office's direct cost of providing the service. If the total amount of impermissible tenant service income from a property does not exceed 1% of Equity Office's total income from the property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income will not qualify as rents from real property. If the impermissible tenant service income exceeds 1% of Equity Office's total income from a property, then all of the income from that property will fail to qualify as rents from real property. In addition, after December 31, 2000, Equity Office will be able to provide impermissible services to tenants through a taxable REIT subsidiary, subject to certain limitations. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary will be subject to regular federal income taxes. For a further discussion of taxable REIT subsidiaries, see "—Changes to REIT Qualification Requirements" below.

    Equity Office does not and does not intend to do any of the following:

  •
  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above, unless Equity Office determines that the rent received from a particular tenant under this type of arrangement is not material and will not jeopardize Equity Office's status as a REIT;

  •
  rent any property to a related party tenant, unless Equity Office determines that the rent received from the related party tenant is not material and will not jeopardize Equity Office's status as REIT;

  •
  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which either is less than 15% of the total rent received under the lease unless such rental income is not material and or is an amount that will not jeopardize Equity Office's status as a REIT; or

  •
  perform services considered to be noncustomary or rendered to the occupant of the property, other than through an independent contractor from whom Equity Office derives no revenue, except where the impermissible service income would not exceed the 1% limit described above.

    Equity Office provides services and access to third-party service providers at some or all of its properties. However, based upon Equity Office's experience in the office rental markets where the properties are located, Equity Office believes that all access to service providers and services provided to tenants by Equity Office either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in impermissible service income with respect to any property in excess of the 1% limit. However, Equity Office cannot guarantee that the Internal Revenue Service will agree with these positions. Equity Office monitors the activities at its properties and believes that the 1% limit has not been exceeded at any property and intends to continue to monitor the application of the 1% limit at each of its properties. In the past, Equity Office has engaged Tenant Services Corp., which is owned by affiliates of Equity Office's senior management and was structured to qualify as an independent contractor, to perform services at some properties that Equity Office believes are customarily offered at similar properties in the same geographical area, but that might not be permissible for a REIT to perform directly. Equity Office may continue to engage Tenant Services Corp. to perform services that, if not performed by an independent contractor, would give rise to impermissible service income in excess of the 1% limit.

    Equity Office has obtained a ruling from the Internal Revenue Service indicating that amounts received by Equity Office under agreements with third-party service companies for the operation of qualifying parking facilities will qualify as rents from real property for purposes of satisfying the 95% and 75% gross income tests. The parking facilities must be part of, adjacent to, or within the same complex as an Equity Office building, and EOP Partnership must bear the expenses incurred in operating the parking facilities. Parking facilities that are within one block of an Equity Office building are considered adjacent for purposes of the ruling. The parking garages are operated under parking management agreements with third-party service companies that receive a management fee that may be a fixed dollar amount or a percentage of gross or net revenues.

    Equity Office has interests in stand-alone parking garages that are operated by third-party service companies under lease agreements whereby EOP Partnership and the service companies share the gross receipts from the parking operation and EOP Partnership receives fixed rental payments from the service companies and bears none of the operational expenses. The income received by EOP Partnership from the stand-alone garages under these agreements should qualify as rents from real property for the purposes of the 95% and 75% gross income tests. One agreement for a stand-alone garage in which Equity Office no longer owns an interest, however, provided for the receipt of a percentage of net receipts by EOP Partnership and, therefore, resulted in nonqualifying gross income. However, the amount of nonqualifying income received under this one agreement has been insignificant relative to the total gross income of Equity Office for the relevant tax years.

    In addition, Equity Office may acquire interests in stand-alone parking facilities that are owned by municipalities. Interests in these municipal parking facilities may be acquired by entering into either leases or concession agreements with the municipalities, under which Equity Office would have rights and obligations that would be substantially similar to those of a ground lease. Equity Office then would enter into subconcession agreements, which would be substantially similar to subleases, under which third-parties would operate the parking facilities. Equity Office has received a ruling from the Internal Revenue Service stating that any income received under these subconcession agreements would be qualifying income for purposes of the 75% and 95% gross income tests and the subconcession rights would qualify as a "real estate asset" for the REIT asset tests discussed below.

    Equity Office also has received a ruling from the Internal Revenue Service generally stating that revenue received by Equity Office with respect to telecommunications services provided to tenants will qualify as rents from real property for purposes of the 75% and 95% gross income tests. The ruling broadly defines telecommunications services to include telephone and other communications services, e-mail, video communications, electronic research, internet access, communication networking, safety and security systems and environmental control systems, which may be provided by telecommunications service providers. The ruling, however, provides that these amounts will not qualify as rents from real property if they are received from a related party tenant or if the amounts are based on a percentage of net income. Allied Riser Communications Corp., a telecommunications service provider, has entered into a license agreement with Equity Office to provide telecommunications services to Equity Office tenants. Equity Office believes that amounts paid by Allied Riser Communications Corp. under the license agreement should qualify as a rents from real property and not be disqualified as related party rent. Although Mr. Zell owns a substantial indirect interest in Allied Riser Communications Corp., Equity Office has determined that Mr. Zell's interests would not be treated as owned by Equity Office under the applicable constructive ownership rules and thereby cause it to be a related party tenant.

    Equity Office has received stock and warrants to acquire stock at a nominal cost or no cost from Allied Riser Communications Corp., and several other telecommunications services providers, and intends to enter into other similar arrangements in the future. Equity Office recognizes income at the time it receives below-market stock and warrants to the extent their fair market value exceeds any amount that Equity Office may have paid for the stock or warrants. Equity Office believes that the gross income from the receipt of the below-market stock and warrants qualifies as rents from real property under its ruling from the Internal Revenue Service. If, however, the stock and warrants received by Equity Office would cause a telecommunications service provider to be a related party tenant, Equity Office would treat any income received from such provider as nonqualifying income for purposes of the 75% and 95% gross income tests. For the purpose of determining whether the provider is a related party tenant, Equity Office will treat any warrants as having been exercised.

    Equity Office has invested in Captivate Network, Inc., a media company that installs, designs and operates electronic display screens for use in office building elevators. Equity Office has purchased stock in Captivate, and will also receive below-market warrants for Captivate stock based on the number of their properties that enter into license agreements with Captivate. Beginning in 2001, Equity Office also will receive a portion of the gross income earned by Captivate from advertisers' use of the system and all other income earned directly or indirectly by Captivate from the system. Equity Office will own constructively more than 10% of Captivate, and Captivate will be a related party tenant of Equity Office for the entire 2000 taxable year. Equity Office will treat the income earned by Equity Office as a result of receiving below market warrants from Captivate as nonqualifying related party tenant income. Equity Office does not believe that the income from the Captivate warrants or any other income to be earned from Captivate, when combined with other nonqualifying income of Equity Office, will cause Equity Office not to satisfy the 95% gross income test.

    In 1999, Equity Office and Equity Business Centers Holding Corp., an unaffiliated entity, formed a new corporation, Equity Business Centers Corp., of which Equity Office owns 100% of the nonvoting common stock representing 95% of the equity, but none of the voting common stock. Equity Office also intends to loan money to Equity Business Centers Corp. to fund its operations. Equity Business Centers Corp. entered into a joint venture with an affiliate of Regus Business Centres plc, a company registered in England. The joint venture, Regus Equity Business Centers, L.L.C., was formed to lease office space from Equity Office to operate business centers. Equity Office has received a ruling from the Internal Revenue Service generally stating that the activities of Regus Equity Business Centers, L.L.C. will not cause the rents received by Equity Office from tenants at the properties where Regus Equity Business Centers, L.L.C. operates a business center, to be considered nonqualifying income. Equity Office, however, will treat the rent paid by Regus Equity Business Centers, L.L.C. to Equity Office as related party rent and thus nonqualifying income.

    As a result of the Cornerstone merger, Equity Office currently owns and operates a hotel property. Income from the operation of a hotel does not qualify for purposes of the REIT income tests. Equity Office believes that the amount of nonqualifying income generated from this hotel will be an insignificant amount and will not affect Equity Office's ability to meet the 95% gross income test.

    "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Equity Office does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests. Beacon Property Management Corp. and Beacon Construction Co., Inc., each a taxable "C" corporation, currently hold loans secured by the Rowes Wharf property. These loans provide for payments of interest based upon cash flow and, therefore, might be recharacterized as equity interests. These loans could not be held directly by Equity Office without jeopardizing our qualification as a REIT and will continue to be held in a taxable "C" corporation.

    Equity Office Properties Management Corp. and Beacon Property Management Corp., each a taxable "C" corporation, conduct third-party management services for properties not wholly owned by EOP Partnership. EOP Office Company, a taxable "C" corporation, through its interest in Wright Runstad Associates Limited Partnership, provides development services for properties that are not wholly owned by EOP Partnership. These entities collectively, together with Beacon Construction Company, Inc., which has ceased construction operations, Beacon Design Corporation, which has an interest in a development project in Newton, Massachusetts, Real State Insurance Corporation and Equity Business Centers, Corp., are referred to as the noncontrolled subsidiaries. EOP Partnership owns 100% of the non-voting stock of each of the noncontrolled subsidiaries, 1% of the voting stock of Beacon Property Management Corp., Beacon Construction Co., Inc. and WCP Services, Inc. and none of the voting stock of any of the other noncontrolled subsidiaries. Each of the noncontrolled subsidiaries is taxable as a regular "C" corporation. Equity Office's share of any dividends received from the noncontrolled subsidiaries should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Equity Office does not anticipate that it will receive sufficient dividends from the noncontrolled subsidiaries to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

    In addition to the 75% and 95% gross income tests, Equity Office had to meet a 30% gross income test for its taxable year ended December 31, 1997. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of Equity Office's gross income, including gross income from prohibited transactions. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

    If Equity Office fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if Equity Office's failure to meet the tests is due to reasonable cause and not due to willful neglect, Equity Office attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Equity Office would be entitled to the benefit of these relief provisions. For example, if Equity Office fails to satisfy the gross income tests because nonqualifying income that Equity Office intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Equity Office, Equity Office will fail to qualify as a REIT. As discussed in "—General" above, even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision is available if Equity Office failed the 30% income test for its taxable year ended December 31, 1997.

    Any gain realized by Equity Office on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Equity Office's share of this type of gain realized by EOP Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. EOP Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and other properties, and to make occasional sales of the Properties as are consistent with EOP Partnership's investment objectives. Equity Office cannot guarantee, however, that the Internal Revenue Service might not contend that one or more of these sales is subject to the 100% penalty tax.

    Asset Tests Applicable to REITs.  At the close of each quarter of its taxable year, Equity Office must satisfy three tests relating to the nature of its assets:

      (1) at least 75% of the value of Equity Office's total assets must be represented by real estate assets. Equity Office's real estate assets include, for this purpose, its allocable share of real estate assets held by EOP Partnership and the non-corporate subsidiaries of EOP Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock or long-term debt offering of Equity Office, cash, cash items and government securities;

      (2) not more than 25% of Equity Office's total assets may be represented by securities other than those in the 75% asset class; and

      (3) of the investments included in the 25% asset class, except for REITs or qualified REIT subsidiaries, the value of any one issuer's securities owned by Equity Office may not exceed 5% of the value of Equity Office's total assets, and Equity Office may not own more than 10% of any one issuer's outstanding voting securities. For taxable years commencing after December 31, 2000, the 10% test will be modified, and Equity Office will become subject to a new asset test. See "—Changes to REIT Qualification Requirements" below.

    After initially meeting the asset tests at the close of any quarter, Equity Office will not lose its status as a REIT if it fails to satisfy the 25% or 5% asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25% or 5% asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include Equity Office increasing its interest in EOP Partnership as a result of a merger, the exercise by limited partners of their right to redeem units in EOP Partnership, or an additional capital contribution of proceeds of an offering of shares of beneficial interest by Equity Office. Equity Office intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests. If Equity Office fails to cure noncompliance with the asset tests within this time period, Equity Office would cease to qualify as a REIT.

    Stock interests owned by Equity Office in another REIT are qualifying real estate assets for purposes of the 75% gross asset test, and, consequently, these stock interests are not subject to the 10% voting stock limitation or 5% asset test described above. Equity Office and EOP Partnership currently own, in aggregate, 51.6% of the outstanding stock of BeaMetFed, Inc., which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, BeaMetFed, Inc., is subject to the various REIT qualification requirements. Equity Office believes that BeaMetFed, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and to operate in this manner. If BeaMetFed, Inc. were to fail to qualify as a REIT, Equity Office's stock interests in BeaMetFed, Inc. would cease to be qualifying real estate assets for purposes of the 75% gross asset test and would become subject to the 10% voting stock limitation generally applicable to Equity Office's ownership in corporations that are neither REITs nor qualified REIT subsidiaries. Since Equity Office owns 51.6% of the outstanding stock of BeaMetFed, Inc., if BeaMetFed, Inc. failed to qualify as a REIT, the 10% voting stock limitation would not be satisfied and Equity Office itself would fail to qualify as a REIT.

    Equity Office does not own more than 1% of the voting stock of any of the noncontrolled subsidiaries but it does own 100% of the nonvoting stock of each of the noncontrolled subsidiaries, and it loans money to the noncontrolled subsidiaries. As described above, Equity Office also owns stock and warrants in telecommunications service providers and Captivate. None of Equity Office, EOP Partnership, or any of the non-corporate subsidiaries of EOP Partnership, however, owns more than 10% of the voting securities of any of these entities. In making this determination, Equity Office treats warrants and convertible preferred stock that have a zero or relatively insubstantial exercise or conversion price and are currently exercisable for voting stock as if the warrants or conversion rights had been exercised.

    In addition, Equity Office believes that its pro rata share of the value of the securities, including debt and warrants, of each of the noncontrolled subsidiaries and of each of the telecommunication providers and Captivate, does not exceed 5% of the total value of Equity Office's assets. Equity Office cannot guarantee, however, that the Internal Revenue Service might not contend either that the value of the securities of the noncontrolled subsidiaries held by Equity Office exceeds the 5% value limitation or that nonvoting stock of the noncontrolled subsidiaries or another corporate entity owned by Equity Office should be considered voting stock for this purpose.

    Changes to REIT Qualification Requirements.  As a result of the Work Incentives Improvement Act, after December 31, 2000, the 5% value test and the 10% voting security test will be modified in three respects. First, the 10% voting securities test will be expanded so that REITs also will be prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests will be created so that REITs will be permitted to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. Equity Office currently owns more than 10% of the total value of the outstanding securities of the noncontrolled subsidiaries. The expanded 10% vote or value test, however, will not apply to a noncontrolled subsidiary unless it engages in a substantial new line of business or acquires any substantial asset or Equity Office acquired any securities in the noncontrolled subsidiary after July 12, 1999. Equity Office expects that some or all of its existing noncontrolled subsidiaries will elect to be treated as taxable REIT subsidiaries. Under the third new asset test, for taxable years beginning after December 31, 2000, Equity Office will not be able to own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of Equity Office's total assets.

    Rents received by Equity Office from a taxable REIT subsidiary will be qualifying rents from real property for purposes of the REIT income tests, described above, and will not be related party rent, so long as at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. In addition, a taxable REIT subsidiary will be able to perform some impermissible tenant services without causing Equity Office to receive impermissible tenant services income under the REIT income tests. Several provisions of the new law will ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT will have to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

    Equity Office will receive warrants in Captivate that are exercisable into nonvoting stock prior to January 1, 2001, and exercisable into voting stock commencing on January 1, 2001. Captivate has agreed to make the election to be a taxable REIT subsidiary, which generally would allow Equity Office to own any amount of Captivate's voting stock without violating the REIT asset tests beginning January 1, 2001. At present, the IRS has not provided guidance about the mechanics of making the taxable REIT subsidiary election. If Captivate breached its contractual obligation and failed to make the election, it is possible that the Internal Revenue Service could assert that Equity Office failed to qualify as a REIT on January 1, 2001. However, the agreement with Captivate includes a provision allowing Equity Office to require specific performance of the agreement. Under these circumstances, Equity Office believes that the Internal Revenue Service would not take the position that Equity Office had failed to qualify as a REIT if Captivate breached its obligation to make the taxable REIT subsidiary election, but there are no assurances that the Internal Revenue Service would not take that position.

    Annual Distribution Requirements Applicable to REITs.  In order to qualify as a REIT, Equity Office is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 95% (90% for taxable years beginning after December 31, 2000) of Equity Office's REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 95% (90% for taxable years beginning after December 31, 2000) of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income.

    In addition, if Equity Office recognizes any built-in gain, Equity Office will be required, pursuant to Treasury Regulations, to distribute at least 95% (90% for taxable years beginning after December 31, 2000) of the built-in gain, after tax, recognized on the disposition of the applicable asset. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Equity Office timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. See "—General" above for a discussion of the possible recognition of built-in gain.

    Equity Office intends to make timely distributions sufficient to satisfy its annual distribution requirements. In this regard, the partnership agreement of EOP Partnership authorizes Equity Office, as general partner, to take steps as may be necessary to cause EOP Partnership to distribute to its partners an amount sufficient to permit Equity Office to meet these distribution requirements. It is expected that Equity Office's REIT taxable income generally will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, Equity Office anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Equity Office, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, Equity Office may find it necessary to arrange for short-term, or possibly long-term borrowings to fund required distributions or to pay dividends in the form of taxable stock dividends.

    Under some circumstances, Equity Office may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Equity Office's deduction for dividends paid for the earlier year. Thus, Equity Office may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Equity Office will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    To the extent that Equity Office does not distribute all of its net capital gain or distributes at least 95% (90% for taxable years beginning after December 31, 2000), but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.

    Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:

  •
  85% of its REIT ordinary income for the year;

  •
  95% of its REIT capital gain net income for the year; and

  •
  any undistributed taxable income from prior taxable years.

    A REIT may elect to retain rather than distribute, all or a portion of its net capital gains and pay the tax on the gains. In such a case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

    Recordkeeping Requirements.  Under applicable Treasury Regulations, Equity Office must comply with applicable recordkeeping requirements to qualify for taxation as a REIT.

    Failure of Equity Office to Qualify as a REIT.  If Equity Office fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Equity Office will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Equity Office fails to qualify as a REIT, Equity Office will not be required to make any distributions to shareholders and any distributions that are made to shareholders will not be deductible by Equity Office. As a result, Equity Office's failure to qualify as a REIT would significantly reduce the cash available for distributions by Equity Office to its shareholders. In addition, if Equity Office fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of Equity Office's current and accumulated earnings and profits, whether or not attributable to capital gains of Equity Office, and corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Equity Office also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There is no guarantee that Equity Office would be entitled to any statutory relief.

Taxation of U.S. Shareholders

    As used in this section, the term "U.S. shareholder" means a holder of common shares who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States, or of any state or the District of Columbia, unless in the case of a partnership Treasury Regulations otherwise require;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    Distributions by Equity Office.  As long as Equity Office qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of its current and accumulated earnings and profits will reduce the adjusted tax basis of the shareholder's shares. Distributions that exceed the U.S. shareholder's adjusted basis in its shares will be taxable as capital gains if the shares are held as a capital asset. If Equity Office declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 30 of the following year, Equity Office will be treated as having paid the dividend and the shareholder will be treated as having received the dividend on December 31 of the year in which the dividend was declared.

    Equity Office may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. If Equity Office designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

    Instead of paying capital gain dividends, Equity Office may designate all or part of its net capital gain as "undistributed capital gain." Equity Office will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will be required to include its share of this gain in income as long-term capital gain. However, the U.S. Shareholder will also be treated as having paid its share of the tax paid by Equity Office with respect to the gain. Accordingly, U.S. shareholders will be able to claim a refund or a credit to the extent that the tax paid by Equity Office exceeds the shareholders' tax liability on the undistributed capital gain. The U.S. shareholder's basis in its shares would be increased by its share of this gain and decreased by its share of applicable tax.

    Equity Office will classify portions of any designated capital gain dividend as either:

  •
  a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

  •
  an "unrecaptured section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

    Equity Office must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by Equity Office only will be effective to the extent that they comply with Revenue Ruling 89-91, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

    Distributions made by Equity Office and gain arising from the sale or exchange by a U.S. shareholder of shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from Equity Office generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Equity Office will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of Equity Office. Equity Office's operating or capital losses would be carried over by Equity Office for potential offset against future income, subject to applicable limitations.

    Sales of Shares.  Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on the sale or other disposition; and

  •
  the holder's adjusted basis in the shares for tax purposes.

    This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. Generally, a non-corporate U.S. shareholder who has held Equity Office shares for more than one year will be taxable on capital gain at a maximum rate of 20%. However, a maximum rate of 25% will apply to capital gain that is treated as "unrecaptured section 1250 gain" for individuals, trusts and estates. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations on how the capital gain rates will apply to sales of shares in REITs. Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Equity Office shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or more, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Equity Office that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

    Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from Equity Office will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

    However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Equity Office will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for applicable purposes to offset the income generated by its investment in Equity Office. These tax-exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in section 401(a) of the Internal Revenue Code, is tax-exempt under section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

    A REIT is a pension held REIT if it meets the following two tests:

  •
  it qualified as a REIT only by reason of section 856(h) (3) of the Internal Revenue Code, which provides that stock owned by pension trusts shall be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  •
  either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

    The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its declaration of trust, Equity Office does not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

    As used below, a non-U.S. shareholder is any shareholder other than a U.S. shareholder.

    Distributions by Equity Office.  Distributions by Equity Office to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Equity Office of "U.S. real property interests" nor designated by Equity Office as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of Equity Office's current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. Equity Office expects to withhold U.S. income tax at the rate of 30% on any dividend distributions made to a non-U.S. shareholder unless:

  •
  a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with Equity Office; or

  •
  the non-U.S. shareholder files an Internal Revenue Service Form 4224 with Equity Office claiming that the distribution is effectively connected income.

    Distributions in excess of current and accumulated earnings and profits will be taxable to a non-U.S. shareholder (and will be subject to withholding tax) to the extent that the distributions exceed the non-U.S. shareholder's basis in its Equity Office common shares. Distributions in excess of current or accumulated earnings and profits of Equity Office that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder's adjusted basis in its common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

    Equity Office may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if it is subsequently determined that the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

    Distributions to a non-U.S. shareholder that are designated by Equity Office at the time of the distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Equity Office of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a United States trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

    Equity Office will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of Equity Office's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

    Although the law is not clear on the matter, it appears that amounts designated by Equity Office as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by Equity Office of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Equity Office on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Equity Office were to exceed their actual United States federal income tax liability.

    Sale of Common Shares.  Gain recognized by a non-U.S. shareholder upon the sale or exchange of Equity Office common shares generally would not be subject to United States taxation unless:

  •
  the investment in the Equity Office common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  the Equity Office shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

    The Equity Office common shares will not constitute a United States real property interest if Equity Office is a domestically-controlled REIT. Equity Office will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

    Equity Office believes that, currently, it is a domestically-controlled REIT and, therefore, that the sale of Equity Office common shares would not be subject to taxation under FIRPTA. In addition, Equity Office's declaration of trust contains ownership limitations designed to help prevent Equity Office from failing to qualify as a domestically-controlled REIT. Because the shares of Equity Office are publicly traded, however, Equity Office cannot guarantee that it will continue to be a domestically-controlled REIT. See "Comparison of the Ownership of Units and Common Shares—REIT Ownership Limitations."

    Even if Equity Office does not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells its Equity Office common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the New York Stock Exchange, and

  •
  the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

    If gain on the sale or exchange of Equity Office common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding and Information Reporting Consequences to Shareholders

    Generally, Equity Office must report annually to the Internal Revenue Service and to each Equity Office shareholder the amount of dividends paid during each calendar year, and the amount of any tax withheld. Information reporting requirements may apply even if withholding is not required. Copies of these information reporting returns also may be made available, under provisions of an applicable income tax treaty or agreement, to the tax authorities in the country in which a non-U.S. shareholder is resident.

    Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the shareholder:

  •
  is a corporation or comes within other exempt categories, and when required, demonstrates this fact;

  •
  furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form; or

  •
  otherwise complies with applicable requirements of the backup withholding rules.

    A U.S. shareholder that does not provide Equity Office with a correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is creditable against the shareholder's income tax liability. In addition, Equity Office may be required to withhold a portion of its capital gain distributions to any shareholders who fail to certify their nonforeign status to Equity Office.

Tax Aspects of Equity Office's Ownership of Interests in EOP Partnership and Other Partnerships

    General.  All of Equity Office's investments are held indirectly through EOP Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. Equity Office includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Equity Office includes its proportionate share of assets held through EOP Partnership. See "—Taxation of Equity Office as a REIT—Ownership of Partnership Interests by a REIT" above.

    Entity Classification.  Equity Office believes that EOP Partnership and each of the partnerships and limited liability companies in which Equity Office owns an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Equity Office could fail to meet the REIT income and asset tests. See "—Taxation of Equity Office as a REIT—Asset Tests Applicable to REITs" and "—Taxation of Equity Office as a REIT—Income Tests Applicable to REITs" above.

    A partnership is a "publicly traded partnership" under section 7704 of the Code if:

  •
  interests in the partnership are traded on an established securities market; or

  •
  interests in the partnership are readily tradeable on a "secondary market," or the "substantial equivalent" of a secondary market.

    Under the relevant Treasury Regulations interests in a partnership will not be considered readily tradeable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership.

    EOP Partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of EOP Partnership units to redeem the EOP Partnership units for EOP common shares could cause EOP Partnership units to be considered readily tradeable on the substantial equivalent of a secondary market. Moreover, if EOP Partnership units were considered to be tradeable on the substantial equivalent of a secondary market, either now or in the future, EOP Partnership cannot guarantee that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, EOP Partnership will continue to qualify for the safe harbors in the future. For example, EOP Partnership cannot satisfy the "private placement" safe harbor because it has more than 100 partners and has issued units in registered offerings, such as units that were issued in connection with the Cornerstone merger.

    If EOP Partnership is a publicly traded partnership, it will be taxed as a corporation, unless at least 90% of its gross income consists of "qualifying income" under section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. Equity Office believes that EOP Partnership will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to Equity Office in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, Equity Office does not believe that this difference would cause EOP Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

    Allocations of Partnership Income, Gain, Loss and Deduction.  A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the partnership agreement of EOP Partnership are intended to comply with the requirements of section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

    Tax Allocations with Respect to the Properties.  Pursuant to section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury Regulations promulgated under section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to "revalue" its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

    The partnership agreement of EOP Partnership requires that such allocations be made in a manner consistent with section 704(c) of the Internal Revenue Code. Treasury Regulations under section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. EOP Partnership and Equity Office have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to EOP Partnership in connection with its formation or subsequently acquired by merger or contribution.

    In general, if any asset contributed to or revalued by EOP Partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including Equity Office, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by EOP Partnership and increased taxable income and gain on sale. Thus, Equity Office may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause Equity Office to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as "phantom income." Because Equity Office relies on cash distributions from EOP Partnership to meet its REIT distribution requirements, which are specified percentages of its taxable income, the recognition of this phantom income might adversely affect Equity Office's ability to comply with those requirements. In this regard, it should be noted that as the general partner of EOP Partnership, Equity Office will determine, taking into account the tax consequences to it, when and whether to sell any given property. See "—Taxation of Equity office as a REIT—Annual Distribution Requirements Applicable to REITs" above.

Other Tax Consequences for Equity Office and Its Shareholders

    Equity Office and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Equity Office and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Equity Office should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Equity Office.

    A portion of the cash to be used by Equity Office to fund distributions comes from dividends paid by the noncontrolled subsidiaries (and, after December 31, 2000, any new taxable REIT subsidiaries formed by Equity Office). The noncontrolled subsidiaries are subject to federal and state income tax at the full applicable corporate rates. Equity Office expects that some or all of its noncontrolled subsidiaries will elect to be treated as taxable REIT subsidiaries after December 31, 2000. A taxable REIT subsidiary will be a fully taxable corporation and, in addition, will be limited in its ability to deduct interest payments made to Equity Office. For a more detailed discussion of taxable REIT subsidiaries, see "—Taxation of Equity Office as a REIT—Changes to REIT Qualification Requirements" above. To the extent that the noncontrolled subsidiaries and any taxable REIT subsidiaries are required to pay federal, state or local taxes, Equity Office will receive less dividend income from them and will have less cash available for distribution to shareholders.

PLAN OF DISTRIBUTION

    We may issue the common shares covered by this prospectus to parties who received units in EOP Partnership in exchange for Cornerstone Partnership units in connection with the transactions contemplated by the merger agreement. A redeeming unitholder, who is not one of our affiliates, who receives any common shares covered by this prospectus will be entitled to sell such shares without restriction in the open market or otherwise.

    We will acquire one unit from a redeeming unitholder in exchange for each common share that we issue. Thus, with each redemption, our interest in EOP Partnership will increase.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street. N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    Our SEC filings can also be read at the following address:

  New York Stock Exchange
  20 Broad Street
  New York, New York 10005

    Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and hereby are considered a part of this prospectus, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Such filings contain important information about us and our financial condition.

1999 Annual Report on Form 10-K	Filed on March 29, 2000
Amendment to Form 10-K on Form 10-K/A	Filed on May 12, 2000
Current Reports on Form 8-K	Filed on May 12, 2000 and February 16, 2000
Registration Statement on Form 8-A	Filed on June 19, 1997, setting forth the description of Equity Office common shares

    If you are a shareholder of Equity Office, we may have sent to you some of the documents incorporated by reference in this document, but you can obtain any of them from us or through the SEC or the SEC's web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference in this document by writing or calling us at the following address:

                    EQUITY OFFICE PROPERTIES TRUST
        Two North Riverside Plaza
        Suite 2100
        Chicago, Illinois 60606
        Attention: Chief Legal Counsel
        Telephone: (312) 466-3300

    If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    Equity Office has supplied all information contained or incorporated by reference in this prospectus relating to Equity Office.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited the Equity Office consolidated financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Equity Office consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

    In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C., has provided its opinion as to the validity of the issuance of the common shares offered by this prospectus and as to the qualification of Equity Office as a REIT for federal income tax purposes.

You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

12,398,803 Shares

Equity Office Properties Trust

Common Shares of Beneficial Interest

PROSPECTUS

July  , 2000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Printing and Duplicating Expenses	$50,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	50,000
Miscellaneous	50,000
Total	$200,000

Item 15. Indemnification of Trustees and Officers

    Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (the "Maryland REIT Law"), permits a Maryland real estate investment trust (a "Maryland REIT") to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Equity Office declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

    The Equity Office declaration of trust authorizes Equity Office, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of Equity Office and at the request of Equity Office, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of Equity Office. The Equity Office bylaws obligate Equity Office, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Equity Office and at the request of Equity Office, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. The Equity Office declaration of trust and bylaws also permit Equity Office to indemnify and advance expenses to any person who served a predecessor of Equity Office in any of the capacities described above and to any employee or agent of or a predecessor of Equity Office. The Equity Office bylaws require Equity Office to indemnify a trustee or officer, or any former trustee or officer, who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity against reasonable expenses incurred in connection with the proceeding.

    The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, as amended from time to time (the "MGCL"), for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The foregoing limitations on indemnification are expressly set forth in the Equity Office bylaws. However, under the MGCL, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. Under the MGCL, as a condition to advancing expenses, as required by the Equity Office bylaws, Equity Office must first receive (a) a written affirmation by the trustee or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by Equity Office and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Equity Office if it shall ultimately be determined that the standard of conduct was not met. In addition, Mr. Dobrowski, a trustee of Equity Office, is indemnified by General Motors Investment Management Corporation and will be covered by an insurance policy maintained by General Motors Corporation, of which General Motors Investment Management Corporation is a subsidiary, in connection with serving on the Equity Office board of trustees.

    The limited partnership agreement of EOP Operating Limited Partnership also provides for indemnification of Equity Office and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Office in its declaration of trust, and limits the liability of Equity Office and its officers and trustees to EOP Partnership and its respective partners to the same extent that the Equity Office declaration of trust limits the liability of the officers and trustees of Equity Office to Equity Office and its shareholders.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Equity Office under the foregoing provisions, Equity Office has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.		Exhibit Description
5.1	*	Opinion of Hogan & Hartson L.L.P. regarding the legality of common shares being registered
8.1	*	Opinion of Hogan & Hartson L.L.P. regarding the qualification of Equity Office as a real estate investment trust for federal income tax purposes
23.1		Consent of Ernst & Young LLP (Equity Office)
23.2	*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3	*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
24.1		Power of attorney (previously filed)

*
To be filed by amendment.

(b) Financial Statement Schedules

    The following financial statement schedule was filed with Equity Office's Annual Report on Form 10-K for the year ended December 31, 1999 (File no. 1-13115), filed with the SEC on March 29, 2000, and is incorporated herein by reference:

Schedule III—Real Estate and Accumulated Depreciation

    Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated final statements of Equity Office or notes thereto.

Item 17. Undertakings

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on June 30, 2000.

EQUITY OFFICE PROPERTIES TRUST
By:	/s/ TIMOTHY H. CALLAHAN Timothy H. Callahan President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 30th day of June, 2000.

Signature	Title

/s/ TIMOTHY H. CALLAHAN Timothy H. Callahan	President, Chief Executive Officer and Trustee (principal executive officer)
/s/ RICHARD D. KINCAID Richard D. Kincaid	Chief Financial Officer (principal financial officer and principal accounting officer)
Samuel Zell	Chairman of the Board of Trustees
/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Trustee
/s/ THOMAS E. DOBROWSKI Thomas E. Dobrowski	Trustee
/s/ JAMES D. HARPER, JR. James D. Harper, Jr.	Trustee
/s/ JERRY M. REINSDORF Jerry M. Reinsdorf	Trustee

William M. Goodyear	Trustee
David K. McKown	Trustee
/s/ H. JON RUNSTAD H. Jon Runstad	Trustee
/s/ EDWIN N. SIDMAN Edwin N. Sidman	Trustee
/s/ D. J. ANDRÉ DE BOCK D. J. André de Bock	Trustee
John S. Moody	Trustee
/s/ WILLIAM WILSON III William Wilson III	Trustee
Jan H.W.R. van der Vlist	Trustee

EXHIBIT INDEX

Exhibit No.		Exhibit Description
5.1	*	Opinion of Hogan & Hartson L.L.P. regarding the legality of common shares being registered
8.1	*	Opinion of Hogan & Hartson L.L.P. regarding the qualification of Equity Office as a real estate investment trust for federal income tax purposes
23.1		Consent of Ernst & Young LLP (Equity Office)
23.2	*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3	*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
24.1		Power of attorney (previously filed)

*
To be filed by amendment.

QuickLinks

12,398,803 Shares EQUITY OFFICE PROPERTIES TRUST COMMON SHARES OF BENEFICIAL INTEREST
The date of this Prospectus is July , 2000
TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Company
Offered Shares
Important Risks in Owning Our Common Shares
Tax Status of Equity Office
A Warning About Forward- Looking Statements
RISK FACTORS
REDEMPTION OF UNITS
COMPARISON OF THE OWNERSHIP OF UNITS AND COMMON SHARES
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
Table of Contents
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX